SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO

RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2

UNDER THE SECURITIES EXCHANGE ACT OF 1934

Relypsa, Inc.

(Name of Issuer)

Common stock, par value $0.001 per share

(Title of Class of Securities)

75931106

(CUSIP Number)

July 27, 2016

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☒ Rule 13d-1(b)

☐ Rule 13d-1(c)

☐ Rule 13d-1(d)

CUSIP No. 75931106	13G	Page 2 of 21

1	NAME OF REPORTING PERSONS Highland Small-Cap Equity Fund
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Massachusetts
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 37,000**
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 37,000**
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 37,000**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%**
12	TYPE OF REPORTING PERSON* IV, OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 75931106	13G	Page 3 of 21

1	NAME OF REPORTING PERSONS Highland Capital Management Fund Advisors, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 37,000**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 37,000**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 37,000**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%**
12	TYPE OF REPORTING PERSON* IA, PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 75931106	13G	Page 4 of 21

1	NAME OF REPORTING PERSONS Strand Advisors XVI, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 37,000**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 37,000**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 37,000**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1%**
12	TYPE OF REPORTING PERSON* HC, CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 75931106	13G	Page 5 of 21

1	NAME OF REPORTING PERSONS NexPoint Credit Strategies Fund
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 2,600,000**
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 2,600,000**
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,600,000**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.8%**
12	TYPE OF REPORTING PERSON* IV, OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 75931106	13G	Page 6 of 21

1	NAME OF REPORTING PERSONS NexPoint Advisors, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,600,000**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,600,000**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,600,000**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.8%**
12	TYPE OF REPORTING PERSON* IA, PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 75931106	13G	Page 7 of 21

1	NAME OF REPORTING PERSONS NexPoint Advisors GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 2,600,000**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 2,600,000**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,600,000**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.8%**
12	TYPE OF REPORTING PERSON* HC, OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 75931106	13G	Page 8 of 21

1	NAME OF REPORTING PERSONS Highland Select Equity Master Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,277,900**
	6	SHARED VOTING POWER 0**
	7	SOLE DISPOSITIVE POWER 3,277,900**
	8	SHARED DISPOSITIVE POWER 0**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,277,900**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.3%**
12	TYPE OF REPORTING PERSON* PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 75931106	13G	Page 9 of 21

1	NAME OF REPORTING PERSONS Highland Select Equity Fund GP, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0**
	6	SHARED VOTING POWER 3,277,900**
	7	SOLE DISPOSITIVE POWER 0**
	8	SHARED DISPOSITIVE POWER 3,277,900**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,277,900**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.3%**
12	TYPE OF REPORTING PERSON* PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 75931106	13G	Page 10 of 21

1	NAME OF REPORTING PERSONS Highland Select Equity GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0**
	6	SHARED VOTING POWER 3,277,900**
	7	SOLE DISPOSITIVE POWER 0**
	8	SHARED DISPOSITIVE POWER 3,277,900**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,277,900**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.3%**
12	TYPE OF REPORTING PERSON* OO

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 75931106	13G	Page 11 of 21

1	NAME OF REPORTING PERSONS Highland Capital Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0**
	6	SHARED VOTING POWER 3,277,900**
	7	SOLE DISPOSITIVE POWER 0**
	8	SHARED DISPOSITIVE POWER 3,277,900**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,277,900**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.3%**
12	TYPE OF REPORTING PERSON* IA, PN

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 75931106	13G	Page 12 of 21

1	NAME OF REPORTING PERSONS Strand Advisors, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 3,277,900**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 3,277,900**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,277,900**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.3%**
12	TYPE OF REPORTING PERSON* HC, CO

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

CUSIP No. 75931106	13G	Page 13 of 21

1	NAME OF REPORTING PERSONS James D. Dondero
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,914,900**
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,914,900**
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,914,900**
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 13.2%**
12	TYPE OF REPORTING PERSON* HC, IN

*	SEE INSTRUCTIONS BEFORE FILLING OUT
**	SEE ITEM 4.

SCHEDULE 13G

This Schedule 13G (this “Schedule 13G”) is being filed on behalf of Highland Small-Cap Equity Fund, a series of Highland Funds II, a Massachusetts business trust (the “Small-Cap Fund”), Highland Capital Management Fund Advisors, L.P., a Delaware limited partnership (“Highland Fund Advisors”), Strand Advisors XVI, Inc., a Delaware corporation (“Strand XVI”), NexPoint Credit Strategies Fund, a Delaware statutory trust (the “Credit Fund”), NexPoint Advisors, L.P., a Delaware limited partnership (“NexPoint”), NexPoint Advisors GP, LLC, a Delaware limited liability company (“NexPoint GP”), Highland Select Equity Master Fund, L.P., a Bermuda limited partnership (the “Select Fund” and collectively with the Small-Cap Fund and the Credit Fund, the “Funds”), Highland Select Equity Fund GP, L.P., a Delaware limited partnership (“Select GP”), Highland Select Equity GP, LLC, a Delaware limited liability company (“Select LLC”), Highland Capital Management, L.P., a Delaware limited partnership (“Highland Capital”), Strand Advisors, Inc., a Delaware corporation (“Strand”), and James D. Dondero (collectively, the “Reporting Persons”).

Brad Ross is the President of Strand XVI and James D. Dondero is the President of NexPoint GP and Strand. Strand XVI is the general partner of Highland Fund Advisors. Highland Fund Advisors is the investment advisor to the Small-Cap Fund. NexPoint GP is the general partner of NexPoint. NexPoint is the investment advisor to the Credit Fund. Strand is the general partner of Highland Capital. Highland Capital is the sole member of Select LLC. Select LLC is the general partner of Select GP. Select GP is the general partner of the Select Fund. This Schedule 13G relates to the Common stock, par value $0.001 per share (the “Common Stock”), of Relypsa, Inc., a Delaware corporation (the “Issuer”), held by the Funds.

Item 1(a)	Name of Issuer.

Relypsa, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices.

100 Cardinal Way

Redwood City, CA 94063

Item 2(a)	Name of Person Filing.

(1)	Highland Small-Cap Equity Fund

(2)	Highland Capital Management Fund Advisors, L.P.

(3)	Strand Advisors XVI, Inc.

(4)	NexPoint Credit Strategies Fund

(5)	NexPoint Advisors, L.P.

(6)	NexPoint Advisors GP, LLC

(7)	Highland Select Equity Master Fund, L.P.

(8)	Highland Select Equity Fund GP, L.P.

(9)	Highland Select Equity GP, LLC

(10)	Highland Capital Management, L.P.

(11)	Strand Advisors, Inc.

(12)	James D. Dondero

Item 2(b)	Address of Principal Business Office, or, if none, Residence.

For all Filers:

300 Crescent Court, Suite 700

Dallas, Texas 75201

Item 2(c)	Citizenship or Place of Organization.

(1)	Highland Small-Cap Fund, a series of Highland Funds II, a Massachusetts business trust.

(2)	Highland Capital Management Fund Advisors, L.P. is a Delaware limited partnership.

(3)	Strand Advisors XVI, Inc. is a Delaware corporation.

(4)	NexPoint Credit Strategies Fund is a Delaware statutory trust

(5)	NexPoint Advisors, L.P. is a Delaware limited partnership

(6)	NexPoint Advisors GP, LLC is a Delaware limited liability company

(7)	Highland Select Equity Master Fund, L.P. is a Bermuda limited partnership

(8)	Highland Select Equity Fund GP, L.P. is a Delaware limited partnership

(9)	Highland Select Equity GP, LLC is a Delaware limited liability company

(10)	Highland Capital Management, L.P. is a Delaware limited partnership

(11)	Strand Advisors, Inc. is a Delaware corporation

(12)	James D. Dondero is a United States citizen

Item 2(d)	Title of Class of Securities.

Common stock, par value $0.001 per share

Item 2(e)	CUSIP Number.

75931106

Item 3	Reporting Person.

If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☒	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☒	An investment advisor in accordance with §240.13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

(g)	☒	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4	Ownership.

(a)	The Small-Cap Fund may be deemed the beneficial owner of 37,000 shares of Common Stock that it holds directly. Highland Fund Advisors, as the investment advisor to the Small-Cap Fund, and Strand XVI, as the general partner of Highland Fund Advisors, may be deemed the beneficial owners of the 37,000 shares of Common Stock held by the Small-Cap Fund.

The Credit Fund may be deemed the beneficial owner of 2,600,000 shares of Common Stock that it holds directly, which consist of 2,600,000 shares of Common Stock receivable upon exercise of presently exercisable call options which expire September 16, 2016 and have an exercise price of $32. NexPoint, as the investment advisor to the Credit Fund, and NexPoint GP, as the general partner of NexPoint, may be deemed the beneficial owners of the 2,600,000 shares of Common Stock held by the Credit Fund.

The Select Fund may be deemed the beneficial owner of 3,277,900 shares of Common Stock that it holds directly, which consist of 128,000 shares of Common Stock and 3,149,900 shares of Common Stock receivable upon exercise of presently exercisable call options which expire September 16, 2016 and have an exercise price of $32. Select GP, as the general partner of the Select Fund, Select LLC, as the general partner of Select GP, Highland Capital, as the sole member of Select LLC, and Strand, as the general partner of Highland Capital, may be deemed the beneficial owners of the 3,277,900 shares of Common Stock held by the Select Fund.

Mr. Dondero may be deemed the beneficial owner of the 5,914,900 shares of Common Stock held by the Funds, which consist of 165,000 shares of Common Stock and 5,749,900 shares of Common Stock receivable upon exercise of presently exercisable call options which expire September 16, 2016.

(b)	The Small-Cap Fund, Highland Fund Advisors and Strand XVI may be deemed the beneficial owners of 0.1% of the outstanding shares of Common Stock held by the Small-Cap Fund. This percentage was determined by dividing 37,000, the number of shares of Common Stock held directly by the Small-Cap Fund, by 44,747,978, which is the number of shares of Common Stock outstanding as of May 2, 2016 according to the Issuer’s Quarterly Report on Form 10-Q filed with the Securities Exchange Commission on May 4, 2016.

The Credit Fund, NexPoint and NexPoint GP may be deemed the beneficial owners of 5.8% of the outstanding shares of Common Stock held by the Credit Fund. This percentage was determined by dividing 2,600,000, the number of shares of Common Stock held directly by the Credit Fund, by 44,747,978, which is the number of shares of Common Stock outstanding as of May 2, 2016 according to the Issuer’s Quarterly Report on Form 10-Q filed with the Securities Exchange Commission on May 4, 2016.

The Select Fund, Select GP, Select LLC, Highland Capital and Strand may be deemed the beneficial owner of 7.3% of the outstanding Common Stock. This percentage was determined by dividing 3,277,900, the number of shares of Common Stock held directly by the Select Fund, by 44,747,978, which is the number of shares of Common Stock outstanding as of May 2, 2016 according to the Issuer’s Quarterly Report on Form 10-Q filed with the Securities Exchange Commission on May 4, 2016.

Mr. Dondero may be deemed the beneficial owner of 13.2% of the outstanding Common Stock. This percentage was determined by dividing 5,914,900, the number of shares of Common Stock held directly by the Funds, by 44,747,978, which is the number of shares of Common Stock outstanding as of May 2, 2016 according to the Issuer’s Quarterly Report on Form 10-Q filed with the Securities Exchange Commission on May 4, 2016.

(c)	The Small-Cap Fund has the sole power to vote and dispose of the 37,000 shares of Common Stock that it holds directly. Highland Fund Advisors and Strand XVI have the shared power to vote and dispose of the 37,000 shares of Common Stock held by the Small-Cap Fund.

The Credit Fund has the sole power to vote and dispose of the 2,600,000 shares of Common Stock that it holds directly. NexPoint and NexPoint GP have the shared power to vote and dispose of the 2,600,000 shares of Common Stock held by the Credit Fund.

The Select Fund has the sole power to vote and dispose of the 3,277,900 shares of Common Stock that it holds directly. Select GP, Select LLC, Highland Capital and Strand have the shared power to vote and dispose of the 3,277,900 shares of Common Stock held by the Select Fund.

Mr. Dondero has the the shared power to vote and dispose of the 5,914,900 shares of Common Stock held by the Funds.

Item 5	Ownership of Five Percent or Less of a Class.

Inapplicable.

Item 6	Ownership of More Than Five Percent on Behalf of Another Person.

Inapplicable.

Item 7	Identification and Classification of the Subsidiary which Acquired the Security Being Reported On by the Parent Holding Company.

Inapplicable.

Item 8	Identification and Classification of Members of the Group.

Inapplicable.

Item 9	Notice of Dissolution of Group.

Inapplicable.

Item 10	Certification.

By signing below each of the Reporting Persons certifies that, to the best of such person’s knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits	Exhibit 99-1

Joint Filing Agreement, dated August 8, 2016, by and among the Small-Cap Fund, Highland Fund Advisors, Strand XVI, the Credit Fund, NexPoint, NexPoint GP, the Select Fund, Select GP, Select LLC, Highland Capital, Strand and James D. Dondero.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: August 8, 2016

HIGHLAND FUNDS II, on behalf of its series Highland Small-Cap Equity

By:	/s/ Dustin Norris
Name: Dustin Norris
Title: Assistant Treasurer

HIGHLAND CAPITAL MANAGEMENT FUND ADVISORS, L.P.

By: Strand Advisors XVI, Inc., its general partner

By:	/s/ Dustin Norris
Name: Dustin Norris
Title: Assistant Treasurer

STRAND ADVISORS XVI, INC.

By:	/s/ Dustin Norris
Name:	Dustin Norris
Title:	Assistant Treasurer

NEXPOINT CREDIT STRATEGIES FUND

By: NexPoint Advisors, L.P., its investment manager

By: NexPoint Advisors GP, LLC, its general partner

By:	/s/ Dustin Norris
Name: Dustin Norris
Title: Secretary

NEXPOINT ADVISORS, L.P.

By: NexPoint Advisors GP, LLC, its general partner

By:	/s/ Dustin Norris
Name: Dustin Norris
Title: Secretary

NEXPOINT ADVISORS GP, LLC

By:	/s/ Dustin Norris
Name: Dustin Norris
Title: Secretary

HIGHLAND SELECT EQUITY MASTER FUND, L.P.

By: Highland Select Equity Fund GP, L.P., its general partner

By: Highland Select Equity GP, LLC, its general partner

By: Highland Capital Management, L.P., its sole member

By: Strand Advisors, Inc., its general partner

By:	/s/ James D. Dondero
Name: James D. Dondero
Title: President

HIGHLAND SELECT EQUITY FUND GP, L.P.

By: Highland Select Equity GP, LLC, its general partner

By: Highland Capital Management, L.P., its sole member

By: Strand Advisors, Inc., its general partner

By:	/s/ James D. Dondero
Name: James D. Dondero
Title: President

HIGHLAND SELECT EQUITY GP, LLC

By: Highland Capital Management, L.P., its sole member

By: Strand Advisors, Inc., its general partner

By:	/s/ James D. Dondero
Name: James D. Dondero
Title: President

HIGHLAND CAPITAL MANAGEMENT, L.P.

By: Strand Advisors, Inc., its general partner

By:	/s/ James D. Dondero
Name: James D. Dondero
Title: President

STRAND ADVISORS, INC.

By:	/s/ James D. Dondero
Name:	James D. Dondero
Title:	President

/s/ James D. Dondero
James D. Dondero